Exhibit 99.2

Transcat, Inc. Prices $70 Million Public Offering of Common Stock

ROCHESTER, N.Y., September 21, 2023 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration services, enterprise asset management services, and value-added distributor of professional grade handheld test, measurement and control instrumentation, today announced that it has priced its underwritten public offering of 736,845 shares of its common stock at a public offering price of $95.00 per share. Transcat expects the net proceeds from this offering to be approximately $65.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. Transcat intends to use the net proceeds from this offering to repay its credit facility with Manufacturers and Traders Trust Company, for working capital, and for other general corporate purposes. Transcat has granted the underwriters a 30-day option to purchase up to 110,526 additional shares of its common stock. Transcat expects the offering to close on or about September 25, 2023, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. is acting as sole book-running manager for the offering, Craig-Hallum is acting as lead manager for the offering, and Northland Capital Markets and Roth Capital Partners are acting as co-managers for the offering.

The shares of common stock described above are being offered by the Company pursuant to a shelf registration statement (File No. 333-250135) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”), and a related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained, when filed with the SEC, by accessing the SEC's website at www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to this offering, when available, may also be obtained from: Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, New York 10004, Attn: Syndicate Prospectus Department, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Transcat, Inc.

Transcat, Inc. is a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 28 Calibration Service Centers strategically located across the United States, Puerto Rico, Canada, and Ireland. In addition, Transcat operates calibration labs in 21 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise, and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage its strong brand and unique value proposition that includes its comprehensive instrument service capabilities, enterprise asset management, and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model. More information about Transcat can be found at: www.transcat.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “intends,” “subject,” and other similar words. All statements addressing events or developments that Transcat expects or anticipates will occur in the future, including but not limited to statements relating to the offering and statements relating to the Company’s intended use of the net proceeds from the offering, are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include changes as a result of market conditions or for other reasons, the risk that the offering will not be consummated, the impact of general economic, health, industrial or political conditions in the United States or internationally, and other risks and uncertainties described in Transcat’s Annual Report, Quarterly Reports, and other documents filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this press release, whether as the result of new information, future events or otherwise.

For more information, contact:

Tom Barbato

Phone: (585) 505-6530

Email: thomas.barbato@transcat.com